EXHIBIT (99)-1

From:	Christopher Schoenherr
	Sept. 22, 1997

Wisconsin Electric requests price increase from PSCW
Company plans service and reliability enhancements

MILWAUKEE - As anticipated and reported earlier this year, Wisconsin Electric
(WE) today filed a request for a price increase designed to ensure reliable energy service in 1998 and the years to come.

"We've spent a lot of time listening to our customers and they've sent us a powerful message," said David Porter, senior vice president. "Reliable energy service is their top priority."

The request, filed with the Public Service Commission of Wisconsin (PSCW), seeks an increase of 15.3% in electric prices for all customer classes, 9% in steam prices and 7.9% in natural gas prices for Wisconsin customers. The overall request totals $220 million and represents a 14% increase.

As part of the rate case filing, WE is asking that an interim rate increase totaling approximately 90% of the requested amount become effective on Jan. 1, 1998.

WE is seeking the additional revenue through increased energy prices in order to assure reliability of the company's generation, transmission and distribution systems. Additionally, technological investments are needed to upgrade a number of computer systems to improve customer service and provide
for year-2000 compatibility.   Costs also are included for added  personnel in
nuclear, information resources and customer services. The rate increase also will help maintain the company's financial strength, allow continued low financing costs and provide a fair stockholder return.

"Meeting our customers' long-term energy needs means that we must make the necessary investments to ensure that we have the people, lines, equipment and systems to provide the service that our customers expect," said Porter. "Improving our electric, gas and steam supply infrastructure and upgrading our computer systems are needed to provide reasonably priced, reliable energy to our customers while ensuring a fair return to our stockholders."

If the increase is approved by the PSCW, WE's rates will continue to be among the lowest of the 20 largest metropolitan areas nationwide. Presently, the company's electric rates are actually less than they were 10 years ago.

The energy replacement costs associated with this past summer's power situation are not part of the proposed 1998 increase. WE has filed separately for these costs.

A subsidiary of Wisconsin Energy Corp., Wisconsin Electric provides electricity, natural gas and/or steam service to about 2.3 million people in southeastern Wisconsin (including the Milwaukee area), the Appleton area, the Prairie du Chien area, and in northeastern Wisconsin and Michigan's Upper Peninsula.
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